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Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Ares Capital Corporation:

        We consent to the use of our report dated March 6, 2007, with respect to the consolidated financial statements of Ares Capital Corporation, and incorporation by reference our report dated March 19, 2007 on the senior securities table of Ares Capital Corporation, and to the references to our firm under the headings "Selected Financial and Other Data" and "Independent Registered Public Accounting Firm" in the registration statement.

/s/ KPMG LLP

Los Angeles, California
March 22, 2007

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  Exhibit (n)(1)